Exhibit 99.1

DOMINION MINERALS CORP.

PRESS RELEASE

Dominion Announces the Appointment of New CEO

NEW YORK, Feb. 9 /PRNewswire-FirstCall/ -- Dominion Minerals Corporation (OTC Bulletin Board: DMNM) ('Dominion' or the “Company”) is pleased to announce the appointment of Manuel Jose Paredes as its Chief Executive Officer. Mr. Paredes will also serve as a director on the Company's Board.

Mr. Paredes succeeds Pini Althaus, who will continue in his capacity as a director of the company, and as Chairman of the Board.

Manuel Jose Paredes currently resides in Panama City, Panama. Mr. Paredes, 43, has held positions in both the private sector and government and most recently served as Panama's Under Secretary of Commerce from September 2004 until December 2008. He was responsible for overseeing Panama's mining and resource sector. Mr. Paredes was also President of the Panama Chamber of Commerce from 1999 until 2001 and president of the Federation of Chambers of Commerce of Central America in 2001. Mr. Paredes was previously a board member for the Panamanian Tourism Institute from 1994 until 1999. In the private sector Mr. Paredes was Director of Sales and Marketing for Julio Vos S.A., a Panamanian distribution company, and served on the board of directors of Compania de Lefevre, a real estate development company with interests in Housing Development and Financing.

Pini Althaus, the Company's Chairman, stated: “The Board of Directors had been actively seeking a candidate for the CEO position with a strong track record within the Panamanian business community. Mr. Paredes has had a long, successful history of working in both the private and public sectors in Panama. In addition, his work as Under Secretary of Commerce, overseeing the mining and resource sector, uniquely qualifies Mr. Paredes to lead Dominion's efforts in Panama, where our flagship property is located. Mr. Paredes will also be a valuable addition to both Dominion's Board and Management team.”

Manuel Paredes stated: “I am very excited to join the Dominion Board and Management team at this point in the development of the Cerro Chorcha concession. I strongly believe that this will be a great project for both the Company and Panama, especially when taking into consideration the high standards Dominion has maintained in complying with investors' expectations and best practices it has exhibited in both environmental and technical issues. During my past four years as Under Secretary, I also had the opportunity to get a full grasp of the potential for social development in the region. A project such as Cerro Chorcha can bring direct financial benefits for the indigenous community surrounding the site as well as significantly assist with the improvement of the infrastructure in the area. Cerro Chorcha will create new opportunities for the indigenous groups to enjoy a better future. One of my mandates will be to continue to build upon the good, existing relationships with the communities around the site, while simultaneously ensuring a smooth continuation of the development of the project.”

The Company further advises that, effective February 6, 2009 Bruce Minsky resigned as a Director of the Company. The Company would like to thank Mr. Minsky for his service to the Company in his capacity as a Director.

About Dominion Minerals Corp. and Cerro Chorcha

Dominion Minerals Corp. is a US-based copper and gold exploration and development company focused primarily on its Cerro Chorcha Project in Panama.

Cerro Chorcha is a large porphyry copper, gold, silver project located in the Chiriqui and Bocas Del Toro Provinces. Overall, the project hosts an Indicated mineral resource of 117.4 million tonnes grading 0.51% Cu, 0.07 g/t Au and 1.7 g/t Ag, and, in addition, an Inferred mineral resource of further 84.5 million tonnes grading 0.46% Cu, 0.07 g/t Au and 1.9 g/t Ag (using a 0.2% Cu cut-off grade). This represents total in-situ metal of 2.17 billion lbs of Copper, 449,000 oz. of Gold and 11.58 million oz. of Silver. The high-grade zone described above is located in the central portion of the concession and has been singled out using a 0.65% Cu cut-off grade.

For more information please visit http://www.dominionminerals.com.

Forward-Looking Statement Disclaimer

This press release includes certain statements that may be deemed 'forward-looking statements'. All statements in this release, other than statements of historical facts, that address continuing to Canada, exchange listing application, additional financing, seeking and acquiring new projects and gaining recognition are forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of gold, general economic conditions, market and business conditions, statements or information with respect to known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to the Company's plans at its mineral properties, the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company's expectations, metal recoveries, accidents, equipment breakdowns, title matters, labor disputes or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain adequate financing on a timely basis, the effect of hedging activities, including margin limits and margin calls, regulatory restrictions, including environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-KSB, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.